Exhibit 10

April 12, 2006

Christopher G. Marshall

669 Colville Road

Charlotte, NC 28207

Dear Christopher:

It is my pleasure to provide you with this letter formalizing our offer of employment with Fifth Third. With your acceptance of this offer, you will assume the position of Executive Vice President, Chief Financial Officer, - Bancorp reporting directly to me.

Your biweekly salary will be $19,230.77, which is annualized to $500,000 and you will be eligible for 4 weeks of vacation. In addition, you will receive a new hire equity grant of $700,000. Please let me know how you would like this grant allocated between restricted stock and SARS. The number of restricted shares you receive will be determined based on the share price on the grant date. The Restricted Stock and SARS have a four-year cliff-vesting period. You will be granted this award the first day of the quarter following your start date. You will also receive $10,000 of financial planning assistance annually.

As an Executive Vice President you will be eligible to participate in the Executive Compensation Plan, which affords you the opportunity of earning additional cash compensation. Within the Variable Compensation Program, differing payout levels apply for achieving threshold, target or maximum performance. Your target bonus opportunity will be 80%. The actual award will be paid out in First Quarter 2007 based upon overall Fifth Third and individual performance. Equity-based awards are also granted at this level. The long-term equity target for your position is $1,200,000 and will begin with the Spring 2007 grant. The Variable Compensation and Long-Term Equity are awarded annually.

Fifth Third will also provide for your relocation to the Cincinnati area. We will review the full relocation package at your convenience.

Your total compensation and benefits package includes our Profit Sharing Plan. Fifth Third has traditionally shared its success directly with employees on an annual basis. To date, Fifth Third has given over half a billion dollars back to our employees in appreciation for their hard work and effort. Participation in the Profit Sharing Plan will allow you to accumulate wealth over the course of your career. The Bank’s contribution will range from 0% to 10% with a target of 4%, based on meeting or exceeding specified financial goals. Additional information on this Profit Sharing Plan will be provided to you.

You will also be eligible to defer 1% to 20% of your eligible earnings to our 401(k) Plan, after 30 days of employment. The Bank will match 100% of the first 4% deferred on a pre-tax basis. Additional information on the 401(k) Plan will be provided to you.

In addition to the portion of your benefits that are paid by the Bank, you will receive Benefit Choice Dollars. Benefit Choice Dollars are granted to eligible employees after 30 days of employment. Eligible employees receive 4% of their Benefits Salary up to $4,000 per year. Additional information on this Benefit Choice Dollars Plan will also be provided to you.

In sum, the value of your first year compensation and benefits package (not including relocation) approximates $2,870,000.

Salary	$500,000
New Hire Grant	$700,000
2006 Long Term Incentive Equity Award	$1,200,000	*
Target Bonus (80%)	$400,000	*
Profit Sharing (4% Target)	$8,800	*
401(k) Match	$8,800
Benefit Choice Dollars	$4,000
Financial Planning	$10,000
Supplemental Retirement	$38,400

Total	$2,870,000

*	Target awards

As we’ve discussed, our offer of employment and continued employment is contingent upon your successful completion of Fifth Third’s employment screening process, which includes a drug test, a government mandated background investigation, as well as the execution of the enclosed Employment Addendum. Upon acceptance of our offer, you will be provided further details regarding the drug screening process and your start date.

As with all positions at Fifth Third, each of us is employed on an at-will basis and no part of this letter should be construed to change that relationship. That is, Fifth Third and each employee can terminate employment at any time. Fifth Third also has the right to modify both its benefits and compensation plans in its discretion.

Chris, we are pleased to offer you this position and are confident that your employment with Fifth Third will be mutually rewarding. It is our understanding that your start date would be mutually agreed upon.

We are excited about your joining our Fifth Third team and we look forward to your acceptance of our offer and your contributions to the success of Fifth Third. Please indicate your formal acceptance of this offer by signing this correspondence and faxing back to Dana Ellis at 513-534-8621, returning the original in the self addressed, enclosed envelope.

For questions regarding employee benefits, pay, or other Human Resource information, please contact Peter Pesce at 513-534-7141.

Chris, I look forward to working with you.

Sincerely,

/s/ George A. Schaefer, Jr.
George A. Schaefer, Jr.
President & CEO
Fifth Third Bancorp

ACCEPTED & AGREED:

/s/ Christopher G. Marshall	May 15, 2006
Christopher G. Marshall	Start Date